Exhibit 10.3
REYNOLDS CONSUMER PRODUCTS INC.
EQUITY INCENTIVE PLAN
NOTICE OF RESTRICTED STOCK UNIT AWARD
%%OPTION_DATE,'Month DD, YYYY'%-%

Reynolds Consumer Products Inc., a Delaware corporation (the “Company”), has granted the Participant, effective as of the Grant Date (as set forth below), a Restricted Stock Unit Award (the “Award”) under the Reynolds Consumer Products Inc. Equity Incentive Plan (as amended from time to time, the “Plan”). The Award is subject to the terms and conditions set forth in this award grant letter (this “Grant Letter”), the Restricted Stock Unit award agreement attached hereto as Exhibit A (and all exhibits and appendices thereto) (the “Award Agreement” and, together with this Grant Letter, this “Agreement”).

Unless otherwise defined in this Agreement, capitalized terms shall have the meanings assigned to them in the Plan. In the event of a conflict among the provisions of the Plan, this Agreement and any descriptive materials provided to the Participant, the provisions of the Plan will prevail.

AWARD TERMS

Participant:	%%FIRST_NAME_LAST_NAME%-%
Number Restricted Stock Units:	%%TOTAL_SHARES_GRANTED,'999,999,999'%-% Shares
Grant Date:	%%OPTION_DATE,'Month DD, YYYY'%-% (the “Grant Date”)
Vesting:
Subject to the terms and conditions of the Award Agreement, the Restricted Stock Units shall vest ratably on each of the first two anniversaries of the Grant Date (each, a scheduled “Vesting Date”, and each such one-year period, a “Vesting Period,” it being understood that the Vesting Period ending on the first anniversary of the Grant Date shall be further referred to as the “First Vesting Period,” and the Vesting Period ending on the second anniversary of the Grant Date shall be further referred to as the “Second Vesting Period”).

Please review this Agreement and let us know if you have any questions about this Agreement, the Award or the Plan. You are advised to consult with your own tax advisors in respect of any tax consequences arising in connection with this Award.

If you have questions please contact Valerie Miller Richards, the Company’s Executive Vice President of Human Resources, via email at Valerie.Miller@ReynoldsBrands.com.

Otherwise, please provide your signature, address and the date for this Agreement where indicated below.

EXHIBIT A

REYNOLDS CONSUMER PRODUCTS INC.
EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (together with all exhibits and appendices hereto, this “Award Agreement”), dated as of the date of the Grant Letter, is by and between the Company, and the individual listed in the Grant Letter as the Participant.

WHEREAS, the Company hereby grants the Award to the Participant under the Plan, and the Participant hereby accepts the Award, in each case, subject to the terms and conditions of the Plan and this Agreement; and

WHEREAS, by accepting the Award and entering into this Agreement, the Participant acknowledges having received and read a copy of the Plan and agrees to comply with it, this Agreement and all applicable laws and regulations.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows.

1.    Grant of Award. The Company hereby grants to the Participant on the Grant Date the aggregate number of restricted stock units (“RSUs”) as set forth in the Grant Letter, subject to the terms and conditions of the Plan and this Agreement. This Award is granted under the Plan, the provisions of which are incorporated herein by reference and made a part of this Agreement.

2.    Issuance of RSUs. Each RSU shall represent the right to receive one Share upon the vesting of such RSU, as determined in accordance with and subject to the terms of this Agreement and the Plan.

3.    Terms and Conditions. It is understood and agreed that the Award evidenced hereby is subject to the following terms and conditions:

(a)    Vesting of Award. Subject to Sections 4, 5, 6 and 11, the Award shall vest and become non-forfeitable in accordance with the vesting schedule set forth in the Grant Letter.

(b)    Voting Rights. The Participant shall have no voting rights or any other rights as a shareholder of the Company with respect to the RSUs unless and until the Participant becomes the record owner of the Shares underlying such RSUs.

(c)    Cash Dividends. If a cash dividend is paid on Shares during the period commencing on the Grant Date and ending on the date on which the Shares underlying the RSUs are distributed to the Participant pursuant to Section 3(d), then as of each dividend payment date, the Participant shall be credited with cash per RSU equal to the per Share amount of such dividend. Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including vesting, payment and forfeitability) as apply to the RSUs based on which the dividend equivalents were credited, and such amounts shall be paid in cash (without interest) at the same time as the RSUs to which they relate are settled.

(d)    Distribution of Shares. Subject to the provisions of this Agreement, upon the vesting of any of the RSUs on the applicable Vesting Date or the Participant’s Termination of Service due to death, the Company shall settle and deliver to the Participant, as soon as reasonably practicable after such applicable Vesting Date (or in the case of the Participant’s Termination of Service due to death, such Termination of Service, as applicable), (i) one Share for each such RSU plus (ii) such cash attributable to dividends to which the Participant has become entitled under Section 3(c); provided that such settlement shall be made no later than the 15th day of the third calendar month following the applicable Vesting Date (or, in the case of the Participant’s Termination of Service due to death, the 15th day of the third calendar month following the date of the Participant’s Termination of Service due to death). Upon such delivery, such Shares shall be fully assignable, alienable, saleable and transferable by the Participant; provided that any such assignment, alienation, sale, transfer or other alienation with respect to such Shares shall be in accordance with applicable securities laws and any applicable Company policy.

(e)    Adjustment in Capitalization. In the event that, as a result of any dividend (other than ordinary cash dividends) or other distribution (whether in the form of cash, Shares or other securities), recapitalization, share split (share subdivision), reverse share split (share consolidation), reorganization, merger, amalgamation, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to acquire Shares or other securities of the Company, issuance of Shares pursuant to the anti-dilution provisions of securities of the Company, or other similar corporate transaction or event affecting the Shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or this Agreement, then the Committee shall adjust the terms of this Agreement and this Award, to the extent necessary, in its sole discretion. In no event shall the Committee adjust the terms of this Agreement or the RSUs in a manner which would cause the RSUs to be subject to the provisions of Section 409A or 457A of the Code.

(f)    Restrictions on Transferability. Except as may be permitted by the Committee, neither this Award nor any right under this Award shall be assignable, alienable, saleable or transferable by the Participant otherwise than by will or pursuant to the laws of descent and distribution or to a designated Beneficiary. This provision shall not apply to any portion of this Award for which Shares have been fully distributed and shall not preclude forfeiture of any portion of this Award in accordance with the terms herein.

(g)    No Right to Continued Service. The grant of an Award shall not be construed as giving the Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any of its Affiliates. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in the applicable Agreement.

(h)    No Right to Future Awards. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.

4.    Termination of Service. Except as otherwise provided in Section 5, in the event of the Participant’s Termination of Service for any reason, prior to the date on which the Award otherwise becomes vested, the unvested portion of the Award shall immediately be forfeited by the Participant and become the property of the Company, without any payment or consideration being due to the Participant.

5.    Vesting Upon Termination due to Death, Retirement or Enhanced Retirement. Notwithstanding the foregoing and any other provisions of the Plan to the contrary, in the event of the Participant’s Termination of Service due to the Participant’s death, Retirement (as defined below) or Enhanced Retirement (as defined below), a pro rata portion of the Award may vest or be eligible to vest following such Termination of Service as follows:

(a)    Death.
(i)    In the event of the Participant’s Termination of Service due to the Participant’s death prior to the first anniversary of the Grant Date, no portion of the Award shall vest.
(ii)    In the event of the Participant’s Termination of Service due to the Participant’s death following the first anniversary of the Grant Date and prior to the second anniversary of the Grant Date, as of the Participant’s Termination of Service the Participant shall vest in a number of RSUs equal to the result obtained by adding (A) the number of RSUs equal to the product of (1) the RSUs that would have vested in the Second Vesting Period had the Participant’s Termination of Service not occurred multiplied by (2) a fraction, the numerator of which is the number of full calendar months the Participant has been employed from the Grant Date through the date of termination (the “Service Months”) (for clarity and for all purposes as used in this Agreement, “full calendar months” means each full calendar month after the Grant Date that ends on the numbered day immediately prior to the numbered day of the Grant Date) and the denominator of which is 24.
(iii)    The RSUs that vest upon the Participant’s Termination of Service pursuant to this Section 5(a) shall be distributed to the Participant pursuant to Section 3(d), and any RSUs that do not vest upon the Participant’s Termination of Service pursuant to this Section 5(a) shall be forfeited as of such Termination of Service.
(iv)    The foregoing provisions are illustrated by the following examples, assuming a grant of 1,200 RSUs on February 10, 2022:

(A)    Termination of Service due to death on August 20, 2022: none of such RSUs would vest.

(B)    Termination of Service due to death on August 20, 2023:

(1)    600 RSUs would have already vested on February 10, 2023; and

(2)    of the remaining 600 unvested RSUs, 450 RSUs would vest at the time of death, which is the sum of the 450 RSUs that would vest related to the Second Vesting Period (600 x (18 months/24 months) = 450.

(b)    Retirement.
(i)    In the event of the Participant’s Termination of Service due to Retirement prior to the first anniversary of the Grant Date, no portion of the Award shall vest and the Award shall be forfeited pursuant to Section 4 of this Agreement.
(ii)    In the event of the Participant’s Termination of Service due to Retirement following the first anniversary of the Grant Date, a pro rata portion of the Award with respect to the applicable Vesting Period in which the Termination of Service occurs will vest on the first scheduled Vesting Date following such Termination of Service, which portion will equal (A) the number of RSUs that would have vested in the applicable Vesting Period in which the Termination of Service occurred had such Termination of Service not occurred, multiplied by (B) a fraction, the numerator of which is the number of full calendar months the Participant has been employed in the applicable Vesting Period through the date of termination, and the denominator of which is 12, subject to the Participant’s compliance with the Restrictive Covenant Agreement (as defined below), through such Vesting Date. For the avoidance of doubt, if the Participant violates the Restrictive Covenant Agreement, the Participant shall forfeit all outstanding, unvested RSUs as of the date of such violation.
(iii)    Any RSUs that vest following the Participant’s Termination of Service pursuant to this Section 5(b) shall be distributed to the Participant pursuant to Section 3(d) and any RSUs that do not vest pursuant to this Section 5(b) shall be forfeited.
(iv)    For purposes of this Agreement, a Participant’s “Retirement” means, with respect to any Participant, such Participant’s voluntary Termination of Service on or after the earliest to occur of: (i) the date on which such Participant attains age 62, (ii) the date on which such Participant attains age 55 and has completed 10 years of service with the Company or an Affiliate (or predecessor thereof) or (iii) such Participant’s age plus years of service with the Company or an Affiliate (or predecessor thereof) totals at least 70.
(v)    The foregoing provisions are illustrated by the following examples, assuming a grant of 1,200 RSUs on February 10, 2022:

(A)    Termination of Service due to Retirement on August 20, 2022: none of such RSUs would vest.

(B)    Termination of Service due to Retirement on August 20, 2023:

(1)    600 RSUs would have already vested on February 10, 2023; and

(2)    of the remaining 600 unvested RSUs, 300 RSUs would vest on February 10, 2024 (600 x (6 months/12 months) = 300).

(c)    Enhanced Retirement.
(i)    In the event of the Participant’s Termination of Service due to Enhanced Retirement on or after the first anniversary of the Grant Date, the RSUs shall remain outstanding and shall vest on each regularly scheduled Vesting Date following such Termination of Service as if the Participant had remained continuously employed or providing services to the Company or its Affiliates through each such Vesting Date, subject to the Participant’s continuous compliance with the Extended Non-Compete (as defined below) through each applicable Vesting Date.

(ii)    In the event of the Participant’s Termination of Service due to Enhanced Retirement on or after the six month anniversary of the Grant Date but prior to the first anniversary of the Grant Date, the Participant shall be eligible to vest in a pro rata portion of the Award on each scheduled Vesting Date following the Participant’s Retirement, subject to the Participant’s continuous compliance with the Extended Non-Compete through each applicable Vesting Date, determined as follows: (A) on the first Vesting Date following the Participant’s Termination of Service, the Participant shall vest in the number of RSUs equal to the product obtained by multiplying (1) the number of RSUs that would have vested in the First Vesting Period had the Participant’s Termination of Service not occurred, by (2) a fraction, the numerator of which is the Service Months (defined above as the number of full calendar months the Participant has been employed from the Grant Date through the date of termination) and the denominator of which is 12, and (B) on the second Vesting Date following the Participant’s Termination of Service, the Participant shall vest in the number of RSUs equal to the product obtained by multiplying (1) the number of RSUs that would have vested in the Second Vesting Period had the Participant’s Termination of Service not occurred by (2) a fraction, the numerator of which is the Service Months and the denominator of which is 24. For the avoidance of doubt, if the Participant violates the Extended Non-Compete, the Participant shall forfeit all outstanding, unvested RSUs as of the date of such violation.
(iii)    Any RSUs that vest following the Participant’s Termination of Service pursuant to this Section 5(c) shall be distributed to the Participant pursuant to Section 3(d) and any RSUs that do not vest under this Section 5(c) shall be forfeited.
(iv)    For purposes of this Agreement, a Participant’s Termination of Service shall constitute an “Enhanced Retirement” if each of the following conditions is met, as determined by the Committee in its sole discretion:
(A)    the Participant has a voluntary Termination of Service at a time when the Company could not otherwise terminate such Participant’s provision of service for Cause on or after the earliest to occur of: (1) the date on which such Participant attains age 62, (2) the date on which such Participant attains age 55 and has completed 15 years of service with the Company or an Affiliate (or predecessor thereof) or (3) such Participant’s age plus years of service with the Company or an Affiliate (or predecessor thereof) totals at least 75;

(B)    in connection with the Participant’s Termination of Service, the Participant enters into an extended restrictive covenant agreement in the form provided by the Company, which agreement includes good leaver provisions (such agreement, the “Extended Non-Compete”);

(C)    the Participant is not eligible to receive, and does not receive, any severance payments or benefits in connection with the Participant’s Termination of Service, as determined by the Company in its sole discretion; and

(D)    the Participant provides the Company with at least six (6) months’ advance written notice of the Participant’s retirement.
(v)    The foregoing provisions are illustrated by the following examples, assuming a grant of 1,200 RSUs on February 10, 2022:

(A)    Termination of Service due to Enhanced Retirement prior to August 10, 2022: none of such RSUs would vest.

(B)    Termination of Service due to Enhanced Retirement on August 20, 2022:

(1)    on February 10, 2023, 300 RSUs would vest (600 x 6 months / 12 months = 300); and

(2)    on February 10, 2024, 150 RSUs would vest (600 x 6 months / 24 months = 150).

(C)    Termination of Service due to Enhanced Retirement on or after February 10, 2023:

(1)    600 RSUs would have vested on February 10, 2023; and

(2)    on February 10, 2024, 600 RSUs would vest.

6.    Change in Control. Notwithstanding any provision of this Agreement to the contrary, in the event of a Change in Control prior to the final Vesting Date:

(a)    if this Award is continued, assumed or replaced in connection with the Change in Control and, within twelve (12) months following the effective date of the Change in Control, there is a Termination of Service without Cause or the Participant’s position is materially reduced in renumeration or scope of duties and the Participant voluntarily terminates employment, or

(b)    if this Award is not continued, assumed or replaced in connection with the Change in Control,

then, subject to the Participant’s execution and non-revocation of a customary release of claims in favor of the Company and its Affiliates prior to such termination (in the case of (a) above) or Change in Control (in the case of (b) above), any unvested RSUs that are outstanding as of immediately prior to such termination (in the case of (a) above) or Change in Control (in the case of (b) above) shall immediately become fully vested and non-forfeitable and the Shares underlying such vested RSUs shall be distributed to the Participant upon such termination (in the case of (a) above) or Change in Control (in the case of (b) above); provided, that for any RSUs to which Section 19 of the Plan applies because such RSUs constitute “deferred compensation” (as defined in Section 409A and 457A of the Code), the RSUs shall be treated as if (b) above applies and, if the event that constitutes such Change in Control does not also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets (in either case, as defined in Section 409A and 457A of the Code), such amount shall not be distributed on such Change in Control but instead shall vest as of the date of such Change in Control and shall be paid on the applicable regularly-scheduled Vesting Date(s) set forth in this Agreement pursuant to Section 3(d), except to the extent that earlier distribution would not result in the Participant incurring any additional tax, penalty, interest or other expense under Section 409A and 457A of the Code.

For purposes of this Section 6, this Award shall be considered assumed or replaced if, in connection with the Change in Control and in a manner consistent with Code Section 409A, either (i) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its parent) with appropriate adjustments to the number and type of securities subject to the Award that preserves the intrinsic value of the Award existing at the time of the Change in Control, or (ii) the Participant has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Change in Control and contains terms and conditions that are substantially similar to those of the Award.

7.    Tax Liability; Withholding Requirements.

(a)    The Participant shall be solely responsible for any applicable taxes (including, without limitation, income, payroll (such as FICA) and excise taxes) and penalties, and any interest that accrues thereon, that the Participant incurs in connection with any taxable event arising in connection with the RSUs granted hereunder and any related dividend distribution.

(b)    The Participant hereby authorizes the Company to withhold from payroll or other amounts payable to Participant (including dividend amounts accrued under Section 3(c)) any sums required to satisfy such withholding tax obligations, and otherwise agrees to satisfy such obligations in accordance with the provisions of Section 16(e) of the Plan. The Participant further authorizes and consents to the Company, or its respective agents, that all withholding tax obligations may be satisfied by having the Company or its agent withhold a number of RSUs or Shares issuable under the RSUs that have a fair market value equal to the then-outstanding amount of such withholding tax obligations, unless, only with respect to the settlement of Shares, the Participant elects prior to the settlement date such other permitted method or combination of methods to satisfy such withholding tax obligations.

8.    Not Salary, Pensionable Earnings or Base Pay. The Participant acknowledges that the Award shall not be included in or deemed to be a part of (a) salary, normal salary or other ordinary compensation, (b) any definition of pensionable or other earnings (however defined) for the purpose of calculating any benefits payable to or on behalf of the Participant under any pension, retirement, termination or dismissal indemnity, severance benefit, retirement indemnity or other benefit arrangement of the Company or any Subsidiary or (c) any calculation of base pay or regular pay for any purpose.

9.    Whistleblower Protection. The Participant has the right under federal law to certain protections for cooperating with or reporting legal violations to the SEC or its Office of the Whistleblower, as well as certain other governmental entities and self- regulatory organizations. As such, nothing in this Agreement or otherwise is intended to prohibit the Participant from disclosing this Agreement to, or from cooperating with or reporting violations to, the SEC or any such governmental entity or self-regulatory organization, and the Participant may do so without notifying the Company. The Company may not retaliate against the Participant for any of these activities, and nothing in this Agreement or otherwise requires the Participant to waive any monetary award or other payment that the Participant might become entitled to from the SEC or any such governmental entity or self-regulatory organization.

10.    Restrictive Covenants. The Company’s obligations under this Agreement is conditioned on the Participant signing a Restrictive Covenant Agreement in the form of Schedule A (the “Restrictive Covenant Agreement”).

11.    Recoupment/Clawback. This Award (including any amounts or benefits arising from this Award) shall be subject to recoupment or “clawback” as may be required by applicable law, stock exchange rules or by any applicable Company policy or arrangement the Company has in place from time to time.

12.    References. References herein to rights and obligations of the Participant shall apply, where appropriate, to the Participant’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

13.    Miscellaneous.

(a)    Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

Reynolds Consumer Products Inc. 1900 W. Field Court
Lake Forest, Illinois 60045 Attention: Valerie Miller Richards
Email: Valerie.Miller@ReynoldsBrands.com

If to the Participant:

At the Participant’s most recent address shown on the signature page of this Award Agreement, or at any other address which the Participant may specify in a notice delivered to the Company in the manner set forth herein.

(b)    Entire Agreement. This Agreement, the Plan and any other agreements, schedules, exhibits and other documents referred to herein or therein constitute the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof, provided that the restrictions set forth in this Agreement are in addition to, not in lieu of, any other obligation and/or restriction that the Participant may have with respect to the Company or any of its Affiliates, whether by operation of law, contract, or otherwise, including, without limitation, any non- solicitation obligations contained in an employment agreement, consulting agreement or other similar agreement entered into by and between the Participant and the Company or one of its Affiliates, which shall survive the termination of any such agreements, and be enforceable independently of such other agreements.

(c)    Sections 409A and 457A of the Code. For the avoidance of doubt, to the extent that this Award is subject to Section 409A and/or Section 457A of the Code, the Award is intended to comply with the requirements of Sections 409A and 457A of the Code, and the provisions of the Award shall be interpreted in a manner that satisfies the requirements of Sections 409A and 457A of the Code. Section 19 of the Plan is hereby incorporated by reference.

(d)    Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or this Agreement under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Board, materially altering the intent of this Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of this Agreement shall remain in full force and effect.

(e)    Amendment; Waiver. No amendment or modification of any provision of this Agreement that has a material adverse effect on the Participant shall be effective unless signed in writing by or on behalf of the Company and the Participant; provided that the Company may amend or modify this Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Agreement. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature. Any amendment or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

(f)    Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Participant.

(g)    Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(h)    Governing Law; Waiver of Jury Trial. This Agreement shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof. TO THE EXTENT ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS NOT GOVERNED BY THE ARBITRATION AGREEMENT, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY WITH RESPECT TO SUCH LEGAL PROCEEDING.

(i)    Dispute Resolution. Any dispute or claim arising out of, under or in connection with the Plan or any Award Agreement shall be submitted to arbitration in Delaware and shall be conducted in accordance with the rules of, but not necessarily under the auspices of, the American Arbitration Association (“AAA”) rules in force when the notice of arbitration is submitted. The arbitration shall be conducted before an arbitration tribunal comprised of one individual, mutually selected by the Company and the Participant, such selection to be made within 30 calendar days after notice of arbitration has been given. In the event the parties are unable to agree in such time, AAA will provide a list of three available arbitrators and an arbitrator will be selected from such three- member panel provided by AAA by the parties alternately striking out one name of a potential arbitrator until only one name remains. The party entitled to strike an arbitrator first shall be selected by a toss of a coin. The Participant and the Company agree that such arbitration will be confidential and no details, descriptions, settlements or other facts concerning such arbitration shall be disclosed or released to any third party without the specific written consent of the other party, unless required by law or court order or in connection with enforcement of any decision in such arbitration. Any damages awarded in such arbitration shall be limited to the contract measure of damages, and shall not include punitive damages.

(j)    Participant Undertaking; Acceptance. The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or give effect to any of the obligations or restrictions imposed on either the Participant or the Award pursuant to this Agreement. The Participant acknowledges receipt of a copy of the Plan and this Agreement and understands that material definitions and provisions concerning the Award and the Participant’s rights and obligations with respect thereto are set forth in the Plan. The Participant has read carefully, and understands, the provisions of this Agreement and the Plan.

(k)    Captions. Captions provided herein are for convenience only and shall not affect the scope, meaning, intent or interpretation of the provisions of this Award Agreement.

(l)    Counterparts. This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

REYNOLDS CONSUMER PRODUCTS INC.
By:
Name: Scott E. Huckins
Title: Chief Executive Officer

AGREED AND ACCEPTED:

PARTICIPANT

By:

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Name:

Address:
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